Exhibit 4.7

THIRD PARTY
OPEN-END MORTGAGE
AND ASSIGNMENT OF RENTS AND LEASES
Total Indebtedness Not to Exceed $3,250,000

THIS THIRD PARTY OPEN-END MORTGAGE AND ASSIGNMENT (this “Mortgage”) is executed as of, 2008 by MOUND TECHNOLOGIES, INC., a Nevada corporation (“Mortgagor”), to CHOICE FINANCIAL GROUP, a North Dakota state bank (“Mortgagee”).

ARTICLE I. MORTGAGE

1.1 Grant. For the purposes and upon the terms and conditions in this Mortgage, Mortgagor irrevocably mortgages, grants, conveys and assigns to Mortgagee, with the right of entry and possession, Mortgagor’s interest in: (a) all real property located in

County, Ohio, and described on Exhibit A attached hereto; (b) all easements, rights-of-way and rights used in connection with or as a means of access to any portion of said real property; (c) all tenements, hereditaments and appurtenances thereof and thereto; (d) all right, title and interest of Mortgagor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any street, open or proposed, adjoining said real property, and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection with said real property; (e) all buildings, improvements and landscaping now or hereafter erected or located on said real property; (f) all development rights, governmental or quasi-governmental licenses, permits or approvals, zoning rights and other similar rights or interests which relate to the development, use or operation of, or that benefit or are appurtenant to, said real property; (g) all mineral rights, oil and gas rights, air rights, water or water rights, including without limitation, all wells, canals, ditches and reservoirs of any nature and all rights thereto, appurtenant to or associated with said real property, whether decreed or undecreed, tributary or non-tributary, surface or underground, appropriated or unappropriated, and all shares of stock in any water, canal, ditch or reservoir company, and all well permits, water service contracts, drainage rights and other evidences of any such rights; and (h) all interest or estate which Mortgagor now has or may hereafter acquire in said real property and all additions and accretions thereto, and all awards or payments made for the taking of all or any portion of said real property by eminent domain or any proceeding or purchase in lieu thereof, or any damage to any portion of said real property (collectively, the “Subject Property”). The listing of specific rights or property shall not be interpreted as a limitation of general terms.

1.2 Address. The address of the Subject Property (if known) is: 25 Mound Park Drive, Springboro, Ohio 45066. Neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Mortgage on the Subject Property as described on Exhibit A. In the event of any conflict between the provisions of Exhibit A and said address, Exhibit A shall control.

ARTICLE II. OBLIGATIONS SECURED

2.1 Obligations Secured. Mortgagor makes this grant and assignment for the purpose of securing the following obligations (each, a “Secured Obligation” and collectively, the “Secured Obligations”):

(a) payment to Mortgagee of all sums at any time owing and performance of all other obligations arising under or in connection with that certain Promissory Note (“Note”) dated as of the same date as this Mortgage, in the maximum principal amount of Three Million Two Hundred Fifty Thousand and 00/100 Dollars ($3,250,000), with interest as provided therein, executed by HEARTLAND, INC., a Maryland corporation (“Borrower”), and payable to Mortgagee or its order, together with the payment and performance of any other indebtedness or obligations incurred in connection with the credit accommodation evidenced by the Note, whether or not specifically referenced therein; and

(b) payment and performance of all obligations of Mortgagor under this Mortgage, together with all advances, payments or other expenditures made by Mortgagee as or for the payment or performance of any such obligations of Mortgagor; and

(c) payment and performance of all obligations, if any, and the contracts under which they arise, which any rider attached to and recorded with this Mortgage recites are secured hereby; and

(d) payment to Mortgagee of all liability, whether liquidated or unliquidated, defined, contingent, conditional or of any other nature whatsoever, and performance of all other obligations, arising under any swap, derivative, foreign exchange or hedge transaction or arrangement (or other similar transaction or arrangement howsoever described or defined) at any time entered into with Mortgagee in connection with any Secured Obligation; and

(e) payment and performance of all future advances and other obligations that Borrower and/or the then record owner of the Subject Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when any such advance or other obligation is evidenced by a writing which recites that it is secured by this Mortgage; and

(f) pursuant to the provisions of Ohio Revised Code §5301.232, all unpaid balances of loan advances or future advances made by the holder of this Mortgage at the request of Borrower or Mortgagor or their successors in title after this Mortgage is delivered to the recorder for recording to the extent that such unpaid balances or future advances in the aggregate and exclusive of interest accrued thereon do not exceed the maximum amount of $3,250,000 at any time; and

(g) pursuant to the provisions of Ohio Revised Code §5301.233, all unpaid balances of advances made with respect to the Subject Property after the Mortgage is delivered to the recorder for recording for the payment of taxes, assessments, insurance premiums, or costs incurred for the protection of the Subject Property; and

(h) all modifications, extensions and renewals of any of the Secured Obligations (including without limitation, (i) modifications, extensions or renewals at a different rate of interest, or (ii) deferrals or accelerations of the required principal payment dates or interest payment dates or both, in whole or in part), however evidenced, whether or not any such modification, extension or renewal is evidenced by a new or additional promissory note or notes.

2.2 Obligations. The term “obligations” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, joint or several, including without limitation, all principal, interest, charges, including prepayment charges and late charges, and loan fees at any time accruing or assessed on any Secured Obligation.

2.3 Incorporation. All terms of the Secured Obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Subject Property are hereby deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Note or any other Secured Obligation may permit borrowing, repayment and reborrowing; and (b) the rate of interest on one or more of the Secured Obligations may vary from time to time.

ARTICLE III. ASSIGNMENT OF RENTS

3.1 Assignment. For the purposes and upon the terms and conditions set forth herein, Mortgagor irrevocably assigns to Mortgagee all of Mortgagor’s right, title and interest in, to and under all leases, licenses, rental agreements and other agreements of any kind relating to the use or occupancy of any of the Subject Property, whether existing as of the date hereof or at any time hereafter entered into, together with all guarantees of and security for any tenant’s or lessee’s performance thereunder, and all amendments, extensions, renewals and modifications thereto (each, a “Lease” and collectively, the “Leases”), together with any and all other rents, issues and profits of the Subject Property (collectively, “Rents”). This assignment shall not impose upon Mortgagee any duty to produce Rents from the Subject Property, nor cause Mortgagee to be: (a) a “mortgagee in possession” for any purpose; (b) responsible for performing any of the obligations of the lessor or landlord under any Lease; or (c) responsible for any waste committed by any person or entity at any time in possession of the Subject Property or any part thereof, or for any dangerous or defective condition of the Subject Property, or for any negligence in the management, upkeep, repair or control of the Subject Property. This is an absolute assignment, not an assignment for security only, and Mortgagee’s right to Rents is not contingent upon and may be exercised without taking possession of the Subject Property. Mortgagor agrees to execute and deliver to Mortgagee, within five (5) days of Mortgagee’s written request, such additional documents as Mortgagee may reasonably request to further evidence the assignment to Mortgagee of any and all Leases and Rents. Mortgagee, at Mortgagee’s option and without notice, may notify any lessee or tenant of this assignment of the Leases and Rents.

3.2 Protection of Security. To protect the security of this assignment, Mortgagor agrees:

(a) At Mortgagor’s sole cost and expense: (i) to perform each obligation to be performed by the lessor or landlord under each Lease and to enforce or secure the performance of each obligation to be performed by the lessee or tenant under each Lease; (ii) not to modify any Lease in any material respect, nor accept surrender under or terminate the term of any Lease; (iii) not to anticipate the Rents under any Lease; and (iv) not to waive or release any lessee or tenant of or from any Lease obligations. Mortgagor assigns to Mortgagee all of Mortgagor’s right and power to modify the terms of any Lease, to accept a surrender under or terminate the term of or anticipate the Rents under any Lease, and to waive or release any lessee or tenant of or from any Lease obligations, and any attempt on the part of Mortgagor to exercise any such rights or powers without Mortgagee’s prior written consent shall be a breach of the terms hereof.

(b) At Mortgagor’s sole cost and expense, to defend any action in any manner connected with any Lease or the obligations thereunder, and to pay all costs of Mortgagee, including reasonable attorneys’ fees, in any such action in which Mortgagee may appear.

(c) That, should Mortgagor fail to do any act required to be done by Mortgagor under a Lease, then Mortgagee may, but without obligation to do so and without notice to Mortgagor and without releasing Mortgagor from any obligation hereunder, make or do the same in such manner and to such extent as Mortgagee deems necessary to protect the security hereof, and, in exercising such powers, Mortgagee may employ attorneys and other agents, and Mortgagor shall pay necessary costs and reasonable attorneys’ fees incurred by Mortgagee, or its agents, in the exercise of the powers granted herein. Mortgagor shall give prompt notice to Mortgagee of any default by any lessee or tenant under any Lease, and of any notice of default on the part of Mortgagor under any Lease received from a lessee or tenant thereunder, together with an accurate and complete copy thereof.

(d) To pay to Mortgagee immediately upon demand all sums expended under the authority hereof, including reasonable attorneys’ fees, together with interest thereon at the highest rate per annum payable under any Secured Obligation, and the same, at Mortgagee’s option, may be added to any Secured Obligation and shall be secured hereby.

3.3 License. Mortgagee confers upon Mortgagor a license (“License”) to collect and retain the Rents as, but not before, they come due and payable, until the occurrence of any Default. Upon the occurrence of any Default, the License shall be automatically revoked, and Mortgagee may, at Mortgagee’s option and without notice, either in person or by agent, with or without bringing any action, or by a receiver to be appointed by a court: (a) enter, take possession of, manage and operate the Subject Property or any part thereof; (b) make, cancel, enforce or modify any Lease; (c) obtain and evict tenants, fix or modify Rents, and do any acts which Mortgagee deems proper to protect the security hereof; and (d) either with or without taking possession of the Subject Property, in its own name, sue for or otherwise collect and receive all Rents, including those past due and unpaid, and apply the same in accordance with the provisions of this Mortgage. The entering and taking possession of the Subject Property, the collection of Rents and the application thereof as aforesaid, shall not cure or waive any Default, nor waive, modify or affect any notice of default hereunder, nor invalidate any act done pursuant to any such notice. The License shall not grant to Mortgagee the right to possession, except as provided in this Mortgage.

ARTICLE IV. RIGHTS AND DUTIES OF THE PARTIES

4.1 Title. Mortgagor warrants that, except as disclosed to Mortgagee prior to the date hereof in a writing which refers to this warranty, Mortgagor lawfully possesses and holds fee simple title to, or if permitted by Mortgagee in writing, a leasehold interest in, the Subject Property without limitation on the right to encumber, as herein provided, and that this Mortgage is a valid lien on the Subject Property and all of Mortgagor’s interest therein.

4.2 Taxes and Assessments. Subject to the right, if any, of Mortgagor to contest payment of the following pursuant to any other agreement between Mortgagor and Mortgagee, Mortgagor shall pay prior to delinquency all taxes, assessments, levies and charges imposed: (a) by any public or quasi-public authority which are or which may become a lien upon or cause a loss in value of the Subject Property or any interest therein; or (b) by any public authority upon Mortgagee by reason of its interest in any Secured Obligation or in the Subject Property, or by reason of any payment made to Mortgagee pursuant to any Secured Obligation; provided however, that Mortgagor shall have no obligation to pay any income taxes of Mortgagee. Promptly upon request by Mortgagee, Mortgagor shall furnish to Mortgagee satisfactory evidence of the payment of all of the foregoing. Mortgagee is hereby authorized to request and receive from the responsible governmental and non-governmental personnel written statements with respect to the accrual and payment of any of the foregoing.

4.3 Performance of Secured Obligations. If not paid and performed by Borrower, Mortgagor shall promptly pay and perform each Secured Obligation when due.

4.4 Liens, Encumbrances and Charges. Mortgagor shall immediately discharge any lien on the Subject Property not approved by Mortgagee in writing. Except as otherwise provided in any Secured Obligation or other agreement with Mortgagee, Mortgagor shall pay when due all obligations secured by or reducible to liens and encumbrances which shall now or hereafter encumber the Subject Property, whether senior or subordinate hereto, including without limitation, any mechanics’ liens.

4.5 Insurance. Mortgagor shall insure the Subject Property against loss or damage by fire and such other risks as Mortgagee shall from time to time require. Mortgagor shall carry public liability insurance, flood insurance as required by applicable law and such other insurance as Mortgagee may reasonably require, including without limitation, business interruption insurance or loss of rental value insurance. Mortgagor shall maintain all required insurance at Mortgagor’s expense, under policies issued by companies and in form and substance satisfactory to Mortgagee. Mortgagee, by reason of accepting, rejecting, approving or obtaining insurance, shall not incur any liability for: (a) the existence, nonexistence, form or legal sufficiency thereof; (b) the solvency of any insurer; or (c) the payment of losses. All policies and certificates of insurance shall name Mortgagee as loss payee, and shall provide that the insurance cannot be terminated as to Mortgagee except upon a minimum of ten (10) days’ prior written notice to Mortgagee. Immediately upon any request by Mortgagee, Mortgagor shall deliver to Mortgagee the original of all such policies or certificates, with receipts evidencing annual prepayment of the premiums.

4.6 Tax and Insurance Impounds. At Mortgagee’s option and upon its demand, Mortgagor shall, until all Secured Obligations have been paid in full, pay to Mortgagee monthly, annually or as otherwise directed by Mortgagee an amount estimated by Mortgagee to be equal to: (a) all taxes, assessments, levies and charges imposed by any public or quasi-public authority which are or may become a lien upon the Subject Property and will become due for the tax year during which such payment is so directed; and (b) premiums for fire, other hazard and mortgage insurance next due. If Mortgagee determines that amounts paid by Mortgagor are insufficient for the payment in full of such taxes, assessments, levies and/or insurance premiums, Mortgagee shall notify Mortgagor of the increased amount required for the payment thereof when due, and Mortgagor shall pay to Mortgagee such additional amount within thirty (30) days after notice from Mortgagee. All amounts so paid shall not bear interest, except to the extent and in the amount required by law. So long as there is no Default, Mortgagee shall apply said amounts to the payment of, or at Mortgagee’s sole option release said funds to Mortgagor for application to and payment of, such taxes, assessments, levies, charges and insurance premiums. If a Default exists, Mortgagee at its sole option may apply all or any part of said amounts to any Secured Obligation and/or to cure such Default, in which event Mortgagor shall be required to restore all amounts so applied, as well as to cure any Default not cured by such application. Mortgagor hereby grants and transfers to Mortgagee a security interest in all amounts so paid and held in Mortgagee’s possession, and all proceeds thereof, to secure the payment and performance of each Secured Obligation. Upon assignment of this Mortgage, Mortgagee shall have the right to assign all amounts collected and in its possession to its assignee, whereupon Mortgagee shall be released from all liability with respect thereto. The existence of said impounds shall not limit Mortgagee’s rights under any other provision of this Mortgage or any other agreement, statute or rule of law. Within ninety-five (95) days following full repayment of all Secured Obligations (other than as a consequence of a foreclosure or conveyance in lieu of foreclosure of the liens and security interests securing any Secured Obligation), or at such earlier time as Mortgagee in its discretion may elect, the balance of all amounts collected and in Mortgagee’s possession shall be paid to Mortgagor, and no other party shall have any right of claim thereto.

4.7 Damages; Insurance and Condemnation Proceeds.

(a) (i) All awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation (or transfer in lieu thereof) for public or private use affecting the Subject Property; (ii) all other claims and awards for damages to or decrease in value of the Subject Property; (iii) all proceeds of any insurance policies payable by reason of loss sustained to the Subject Property; and (iv) all interest which may accrue on any of the foregoing, are all absolutely and irrevocably assigned to and shall be paid to Mortgagee. At the absolute discretion of Mortgagee, whether or not its security is or may be impaired, but subject to applicable law if any, and without regard to any requirement contained in any other Section hereof, Mortgagee may apply all or any of the proceeds it receives to its expenses in settling, prosecuting or defending any such claim and apply the balance to the Secured Obligations in any order, and release all or any part of the proceeds to Mortgagor upon any conditions Mortgagee may impose. Mortgagee may commence, appear in, defend or prosecute any assigned claim or action, and may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided however, that in no event shall Mortgagee be responsible for any failure to collect any claim or award, regardless of the cause of the failure.

(b) At its sole option, Mortgagee may permit insurance or condemnation proceeds held by Mortgagee to be used for repair or restoration but may impose any conditions on such use as Mortgagee deems necessary.

4.8 Maintenance and Preservation of Subject Property. Subject to the provisions of any Secured Obligation, Mortgagor covenants:

(a) to keep the Subject Property in good condition and repair;

(b) except with Mortgagee’s prior written consent, not to remove or demolish the Subject Property, nor alter, restore or add to the Subject Property, nor initiate or acquiesce in any change in any zoning or other land classification which affects the Subject Property;

(c) to restore promptly and in good workmanlike manner any portion of the Subject Property which may be damaged or destroyed, unless Mortgagee requires that all of the insurance proceeds be used to reduce the Secured Obligations as provided in the Section hereof entitled Damages; Insurance and Condemnation Proceeds;

(d) to comply with and not to suffer violation of any or all of the following which govern acts or conditions on, or otherwise affect the Subject Property: (i) laws, ordinances, regulations, standards and judicial and administrative rules and orders; (ii) covenants, conditions, restrictions and equitable servitudes, whether public or private; and (iii) requirements of insurance companies and any bureau or agency which establishes standards of insurability;

(e) not to commit or permit waste of the Subject Property; and

(f) to do all other acts which from the character or use of the Subject Property may be reasonably necessary to maintain and preserve its value.

4.9 Hazardous Substances; Environmental Provisions. Mortgagor represents and warrants to Mortgagee as follows:

(a) Except as disclosed to Mortgagee in writing prior to the date hereof, the Subject Property is not and has not been a site for the use, generation, manufacture, storage, treatment, disposal, release or threatened release, transportation or presence of any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws, as defined below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”).

(b) The Subject Property is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (collectively, the “Hazardous Materials Laws”), including without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Toxic Substances Control Act and the Occupational Safety and Health Act, as any of the same may be amended, modified or supplemented from time to time, and any other applicable federal, state or local environmental laws, and any rules or regulations adopted pursuant to any of the foregoing.

(c) There are no claims or actions pending or threatened against Mortgagor or the Subject Property by any governmental entity or agency, or any other person or entity, relating to any Hazardous Materials or pursuant to any Hazardous Materials Laws.

(d) Mortgagor hereby agrees to defend, indemnify and hold harmless Mortgagee, its directors, officers, employees, agents, successors and assigns, from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including without limitation, attorneys’ fees and expenses) which Mortgagee may incur as a direct or indirect consequence of the use, generation, manufacture, storage, treatment, disposal, release or threatened release, transportation or presence of Hazardous Materials in, on, under or about the Subject Property. Mortgagor shall pay to Mortgagee immediately upon demand any amounts owing under this indemnity, together with interest from the date of demand until paid in full at the highest rate of interest applicable to any Secured Obligation. MORTGAGOR’S DUTY AND OBLIGATION TO DEFEND, INDEMNIFY AND HOLD HARMLESS MORTGAGEE SHALL SURVIVE THE CANCELLATION OF THE SECURED OBLIGATIONS AND THE RELEASE OR PARTIAL RELEASE OF THIS MORTGAGE.

(e) Mortgagor shall immediately advise Mortgagee in writing upon Mortgagor’s discovery of any occurrence or condition on the Subject Property, or on any real property adjoining or in the vicinity of the Subject Property, that does or could cause all or any part of the Subject Property to be contaminated with any Hazardous Materials or otherwise be in violation of any Hazardous Materials Laws, or cause the Subject Property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Hazardous Materials Laws.

4.10 Protection of Security. Mortgagor shall, at Mortgagor’s sole expense: (a) protect, preserve and defend the Subject Property and Mortgagor’s title and right to possession of the Subject Property against all adverse claims; (b) if Mortgagor’s interest in the Subject Property is a leasehold interest or estate, pay and perform in a timely manner all obligations to be paid and/or performed by the lessee or tenant under the lease or other agreement creating such leasehold interest or estate; and (c) protect, preserve and defend the security of this Mortgage and the rights and powers of Mortgagee under this Mortgage against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, the filing of any action or proceeding, or the occurrence of any damage, condemnation offer or other action relating to or affecting the Subject Property and, if Mortgagor’s interest in the Subject Property is a leasehold interest or estate, of any notice of default or demand for performance under the lease or other agreement pursuant to which such leasehold interest or estate was created or exists.

4.11 Powers and Duties of Mortgagee. Mortgagee may, upon written request, without obligation to do so or liability therefor and without notice: (a) release all or any part of the Subject Property from the lien of this Mortgage; (b) consent to the making of any map or plat of the Subject Property; and (c) join in any grant of easement or declaration of covenants and restrictions with respect to the Subject Property, or any extension agreement or any agreement subordinating the lien or charge of this Mortgage. Mortgagee may from time to time apply to any court of competent jurisdiction for aid and direction in the exercise or enforcement of its rights and remedies available under this Mortgage, and may obtain orders or decrees directing, confirming or approving acts in the exercise or enforcement of said rights and remedies. Mortgagee has no obligation to notify any party of any pending sale or any action or proceeding (including, but not limited to, actions in which Mortgagor or Mortgagee shall be a party) unless held or commenced and maintained by Mortgagee under this Mortgage.

4.12 Compensation; Exculpation; Indemnification.

(a) Mortgagor shall pay Mortgagee reasonable compensation for services rendered concerning this Mortgage, including without limitation, the providing of any statement of amounts owing under any Secured Obligation. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (i) the exercise of any rights, remedies or powers granted to Mortgagee in this Mortgage; (ii) the failure or refusal of Mortgagee to perform or discharge any obligation or liability of Mortgagor under this Mortgage or any Lease or other agreement related to the Subject Property; or (iii) any loss sustained by Mortgagor or any third party as a result of Mortgagee’s failure to lease the Subject Property after any Default or from any other act or omission of Mortgagee in managing the Subject Property after any Default unless such loss is caused by the willful misconduct or gross negligence of Mortgagee; and no such liability shall be asserted or enforced against Mortgagee, and all such liability is hereby expressly waived and released by Mortgagor.

(b) Mortgagor shall indemnify Mortgagee against, and hold Mortgagee harmless from, any and all losses, damages, liabilities, claims, causes of action, judgments, court costs, attorneys’ fees and other legal expenses, costs of evidence of title, costs of evidence of value, and other expenses which Mortgagee may suffer or incur: (i) by reason of this Mortgage; (ii) by reason of the performance of any act required or permitted hereunder or by law; (iii) as a result of any failure of Mortgagor to perform Mortgagor’s obligations; or (iv) by reason of any alleged obligation or undertaking of Mortgagee to perform or discharge any of the representations, warranties, conditions, covenants or other obligations contained in any other document related to the Subject Property, including without limitation, the payment of any taxes, assessments, rents or other lease obligations, liens, encumbrances or other obligations of Mortgagor under this Mortgage. Mortgagor’s duty to indemnify Mortgagee shall survive the payment, discharge or cancellation of the Secured Obligations and the release or satisfaction, in whole or in part, of this Mortgage.

(c) Mortgagor shall pay all indebtedness arising under this Section immediately upon demand by Mortgagee, together with interest thereon from the date of demand until paid in full at the highest rate per annum payable under any Secured Obligation. Mortgagee may, at its option, add any such indebtedness to any Secured Obligation.

4.13 Due on Sale or Encumbrance. Except as permitted by the provisions of any Secured Obligation or applicable law, if the Subject Property or any interest therein shall be sold, transferred (including without limitation, where applicable, through sale or transfer of a majority or controlling interest of the corporate stock, or any general partnership, limited liability company or other similar interests, of Mortgagor), mortgaged, assigned, encumbered or leased, whether voluntarily, involuntarily or by operation of law (each of which actions and events is called a “Transfer”), without Mortgagee’s prior written consent, THEN Mortgagee may, at its sole option, declare all Secured Obligations immediately due and payable in full. Mortgagor shall notify Mortgagee in writing of each Transfer within ten (10) business days of the date thereof.

4.14 Releases, Extensions, Modifications and Additional Security. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Subject Property or in any manner obligated under any Secured Obligation (each, an “Interested Party”), Mortgagee may, from time to time, release any Interested Party from liability for the payment of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, accept additional security, and enforce, waive, subordinate or release all or a portion of the Subject Property or any other security for any Secured Obligation. None of the foregoing actions shall release or reduce the personal liability of any Interested Party, nor release or impair the priority of the lien of this Mortgage upon the Subject Property.

4.15 Release of Mortgage. Upon satisfaction in full of the Secured Obligations, Mortgagee, without warranty, shall deliver for recording in the appropriate real property records a satisfaction or release of Mortgage for the Subject Property, or that portion thereof then covered hereby, from the lien of this Mortgage.

4.16 Subrogation. Mortgagee shall be subrogated to the lien of all encumbrances, whether or not released of record, paid in whole or in part by Mortgagee pursuant to this Mortgage or by the proceeds of any Secured Obligation.

4.17 Mortgagor Different From Obligor (“Third Party Mortgagor”). As used in this Section, the term “Obligor” shall mean each person or entity obligated in any manner under any of the Secured Obligations; and the term “Third Party Mortgagor” shall mean (1) each person or entity included in the definition of Mortgagor herein and which is not an Obligor under all of the Secured Obligations, and (2) each person or entity included in the definition of Mortgagor herein if any Obligor is not included in said definition.

(a) Representations and Warranties. Each Third Party Mortgagor represents and warrants to Mortgagee that: (i) this Mortgage is executed at an Obligor’s request; (ii) this Mortgage complies with all agreements between each Third Party Mortgagor and any Obligor regarding such Third Party Mortgagor’s execution hereof; (iii) Mortgagee has made no representation to any Third Party Mortgagor as to the creditworthiness of any Obligor; and (iv) each Third Party Mortgagor has established adequate means of obtaining from each Obligor on a continuing basis financial and other information pertaining to such Obligor’s financial condition.

Each Third Party Mortgagor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect such Third Party Mortgagor’s risks hereunder. Each Third Party Mortgagor further agrees that Mortgagee shall have no obligation to disclose to any Third Party Mortgagor any information or material about any Obligor which is acquired by Mortgagee in any manner. The liability of each Third Party Mortgagor hereunder shall be reinstated and revived, and the rights of Mortgagee shall continue if and to the extent that for any reason any amount at any time paid on account of any Secured Obligation is rescinded or must otherwise be restored by Mortgagee, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Mortgagee in its sole discretion; provided however, that if Mortgagee chooses to contest any such matter at the request of any Third Party Mortgagor, each Third Party Mortgagor agrees to indemnify and hold Mortgagee harmless from and against all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Mortgagee in connection therewith, including without limitation, in any litigation with respect thereto.

(b) Waivers.

(i) Each Third Party Mortgagor waives any right to require Mortgagee to: (A) proceed against any Obligor or any other person; (B) marshal assets or proceed against or exhaust any security held from any Obligor or any other person; (C) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from any Obligor or any other person; (D) take any other action or pursue any other remedy in Mortgagee’s power; or (E) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any obligations or evidences of indebtedness held by Mortgagee as security for or which constitute in whole or in part the Secured Obligations, or in connection with the creation of new or additional obligations.

(ii) Each Third Party Mortgagor waives any defense to its obligations hereunder based upon or arising by reason of: (A) any disability or other defense of any Obligor or any other person; (B) the cessation or limitation from any cause whatsoever, other than payment in full, of any Secured Obligation; (C) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of any Obligor which is a corporation, partnership or other type of entity, or any defect in the formation of any such Obligor; (D) the application by any Obligor of the proceeds of any Secured Obligation for purposes other than the purposes represented by any Obligor to, or intended or understood by, Mortgagee or any Third Party Mortgagor; (E) any act or omission by Mortgagee which directly or indirectly results in or aids the discharge of any Obligor or any portion of any Secured Obligation by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Mortgagee against any Obligor; (F) any impairment of the value of any interest in any security for the Secured Obligations or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (G) any modification of any Secured Obligation, in any form whatsoever, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, any Secured Obligation or any portion thereof, including increase or decrease of the rate of interest thereon; or (H) any requirement that Mortgagee give any notice of acceptance of this Mortgage. Until all Secured Obligations shall have been paid in full, no Third Party Mortgagor shall have any right of subrogation, and each Third Party Mortgagor waives any right to enforce any remedy which Mortgagee now has or may hereafter have against any Obligor or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Mortgagee.

Each Third Party Mortgagor further waives all rights and defenses it may have arising out of: (1) any election of remedies by Mortgagee, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Secured Obligations, destroys such Third Party Mortgagor’s rights of subrogation or such Third Party Mortgagor’s rights to proceed against any Obligor for reimbursement; or (2) any loss of rights any Third Party Mortgagor may suffer by reason of any rights, powers or remedies of any Obligor in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Obligor’s obligations.

(iii) If any of said waivers is determined to be contrary to any applicable law or public policy, such waiver shall be effective to the extent permitted by applicable law or public policy.

4.18 Mechanics Liens. Mortgagee is authorized to do all matters permitted and sanctioned by Ohio Revised Code § 1311.14 as now existing or hereafter amended.

ARTICLE V. DEFAULT PROVISIONS

5.1 Default. The occurrence of any of the following shall constitute a “Default” under this Mortgage: (a) Mortgagor shall fail to observe or perform any obligation or agreement contained herein; (b) any representation or warranty of Mortgagor herein shall prove to be incorrect, false or misleading in any material respect when made; or (c) any default in the payment or performance of any obligation, or any defined event of default, under any provisions of the Note or any other contract, instrument or document executed in connection with, or with respect to, any Secured Obligation.

5.2 Rights and Remedies. Upon the occurrence of any Default, and at any time thereafter, Mortgagee shall have all the following rights and remedies:

(a) With or without notice, to declare all Secured Obligations immediately due and payable in full.

(b) With or without notice, without releasing Mortgagor from any Secured Obligation and without becoming a mortgagee in possession, to cure any Default of Mortgagor and, in connection therewith: (i) to enter upon the Subject Property and to do such acts and things as Mortgagee deems necessary or desirable to protect the security of this Mortgage, including without limitation, to appear in and defend any action or proceeding purporting to affect the security of this Mortgage or the rights or powers of Mortgagee hereunder; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the judgment of Mortgagee, is senior in priority to this Mortgage, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain, and to pay any premiums or charges with respect to, any insurance required to be carried hereunder; and (iv) to employ counsel, accountants, contractors and other appropriate persons to assist Mortgagee.

(c) To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this Mortgage or to obtain specific enforcement of the covenants of Mortgagor under this Mortgage, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy. For the purposes of any suit brought under this subsection, Mortgagor waives the defenses of laches and any applicable statute of limitations.

(d) To apply to a court of competent jurisdiction for and obtain appointment of a receiver of the Subject Property as a matter of strict right and without regard to: (i) the adequacy of the security for the repayment of the Secured Obligations; (ii) the existence of a declaration that the Secured Obligations are immediately due and payable; or (iii) the filing of a notice of default; and Mortgagor consents to such appointment.

(e) To take and possess all documents, books, records, papers and accounts of Mortgagor or the then owner of the Subject Property; to make or modify Leases of, and other agreements with respect to, the Subject Property upon such terms and conditions as Mortgagee deems proper; and to make repairs, alterations and improvements to the Subject Property deemed necessary, in Mortgagee’s judgment, to protect or enhance the security hereof.

(f) To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken non-judicial proceedings, or both, and to apply the proceeds received in accordance with the Section hereof entitled Application of Foreclosure Sale  Proceeds, all in such order and manner as Mortgagee shall determine in its sole discretion.

(g) Upon sale of the Subject Property at any judicial foreclosure, Mortgagee may credit bid (as determined by Mortgagee in its sole discretion) all or any portion of the Secured Obligations. In determining such credit bid, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Mortgagee in its sole underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale, including without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g., commissions, attorneys’ fees, and taxes), Hazardous Materials clean-up and monitoring, deferred maintenance, repair, refurbishment and retrofit, and costs of defending or settling litigation affecting the Subject Property; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the existence of additional collateral, if any, for the Secured Obligations; and (vii) such other factors or matters that Mortgagee deems appropriate. Mortgagor acknowledges and agrees that: (A) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (B) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (C) the amount of Mortgagee’s credit bid need not have any relation to any loan-to-value ratios specified in any agreement between Mortgagor and Mortgagee or previously discussed by Mortgagor and Mortgagee; and (D) Mortgagee’s credit bid may be, at Mortgagee’s sole discretion, higher or lower than any appraised value of the Subject Property.

5.3 Application of Foreclosure Sale Proceeds. After deducting all costs, fees and expenses of sale, including costs of evidence of title and attorneys’ fees in connection with a sale, all proceeds of any foreclosure sale shall be applied first, to payment of all Secured Obligations (including without limitation, all sums expended by Mortgagee under the terms hereof and not then repaid, with accrued interest at the highest rate per annum payable under any Secured Obligation), in such order and amounts as Mortgagee in its sole discretion shall determine; and the remainder, if any, to the person or persons legally entitled thereto.

5.4 Application of Other Sums. All Rents or other sums received by Mortgagee or any agent or receiver hereunder, less all costs and expenses incurred by Mortgagee or such agent or receiver, including reasonable attorneys’ fees, shall be applied to payment of the Secured Obligations in such order as Mortgagee shall determine in its sole discretion; provided however, that Mortgagee shall have no liability for funds not actually received by Mortgagee.

5.5 No Cure or Waiver. Neither Mortgagee’s or any receiver’s entry upon and taking possession of the Subject Property, nor any collection of Rents, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise of any other right or remedy by Mortgagee or any receiver shall impair the status of the security of this Mortgage, or cure or waive any breach, Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations and any other sums then due hereunder have been paid in full and Mortgagor has cured all other Defaults), or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option of the Subject Property or a subordination of the lien of this Mortgage.

5.6 Costs, Expenses and Attorneys’ Fees. Mortgagor agrees to pay to Mortgagee immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including court costs and reasonable attorneys’ fees, expended or incurred by Mortgagee pursuant to this Article V, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Mortgagee or any other person) relating to Mortgagor or in any way affecting any of the Subject Property or Mortgagee’s ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Mortgagor with interest from the date of demand until paid in full at the highest rate per annum payable under any Secured Obligation.

5.7 Power to File Notices and Cure Defaults. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns as Mortgagor’s true attorney-in-fact to perform any of the following powers, which agency is coupled with an interest: (a) to execute and/or record any notices that Mortgagee deems appropriate to protect Mortgagee’s interest; and (b) upon the occurrence of any event, act or omission which with the giving of notice or the passage of time, or both, would constitute a Default, to perform any obligation of Mortgagor hereunder; provided however, that Mortgagee, as such attorney-in-fact, shall only be accountable for such funds as are actually received by Mortgagee, and Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act under this Section.

5.8 Remedies Cumulative; No Waiver. All rights, powers and remedies of Mortgagee hereunder are cumulative and are in addition to all rights, powers and remedies provided by law or in any other agreements between Mortgagor and Mortgagee. No delay, failure or discontinuance of Mortgagee in exercising any right, power or remedy hereunder shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.

ARTICLE VI. MISCELLANEOUS PROVISIONS

6.1 No Merger. No merger shall occur as a result of Mortgagee’s acquiring any other estate in, or any other lien on, the Subject Property unless Mortgagee specifically consents to a merger in writing.

6.2 Execution of Documents. Mortgagor agrees, upon demand by Mortgagee, to execute any and all documents and instruments required to effectuate the provisions hereof.

6.3 Right of Inspection. Mortgagee or its agents or employees may enter onto the Subject Property at any reasonable time for the purpose of inspecting the Subject Property and ascertaining Mortgagor’s compliance with the terms hereof.

6.4 Notices. All notices, requests and demands which Mortgagor or Mortgagee is required or may desire to give to the other party must be in writing, delivered to Mortgagee at the following address:

Choice Financial Group
1697 South 42nd Street
Grand Forks, North Dakota 58201_____

and to Mortgagor at its address set forth at the signature lines below, or at such other address as either party shall designate by written notice to the other party in accordance with the provisions hereof.

6.5 Successors; Assignment. This Mortgage shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided however, that this Section does not waive the provisions of the Section hereof entitled Due on Sale or Encumbrance. Mortgagee reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Mortgagee’s rights and benefits under the Note, any and all other Secured Obligations and this Mortgage. In connection therewith, Mortgagee may disclose all documents and information which Mortgagee now has or hereafter acquires relating to the Subject Property, all or any of the Secured Obligations and/or Mortgagor and, as applicable, any partners, joint venturers or members of Mortgagor, whether furnished by any Mortgagor or otherwise.

6.6 Rules of Construction. (a) When appropriate based on the identity of the parties or other circumstances, the masculine gender includes the feminine or neuter or both, and the singular number includes the plural; (b) the term “Subject Property” means all and any part of or interest in the Subject Property; (c) all Section headings herein are for convenience of reference only, are not a part of this Mortgage, and shall be disregarded in the interpretation of any portion of this Mortgage; (d) if more than one person or entity has executed this Mortgage as “Mortgagor,” the obligations of all such Mortgagors hereunder shall be joint and several; and (e) all terms of Exhibit A, and each other exhibit and/or rider attached hereto and recorded herewith, are hereby incorporated into this Mortgage by this reference.

6.7 Severability of Provisions. If any provision of this Mortgage shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Mortgage.

6.8 Governing Law. This Mortgage shall be governed by and construed in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first set forth above.

Mortgagor	Address
Mound Technologies, Inc.

By
Its

This instrument prepared by:

Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, Minnesota 55402

STATE OF                                )
) ss
COUNTY OF                            )

The foregoing instrument was acknowledged before me this ___ day of                              , 2008, by                                   , the                                     of Mound Technologies, Inc., a Nevada corporation, on behalf of the corporation.

Notary Public

EXHIBIT A
LEGAL DESCRIPTION